Exhibit 8.1

LIST OF SUBSIDIARIES

Name of Subsidiary	Place of Incorporation
Radware Inc.	New Jersey, United States
Radware UK Limited	United Kingdom
Radware France	France
Radware Srl	Italy
Radware GmbH	Germany
Nihon Radware KK	Japan
Radware Australia Pty. Ltd.	Australia
Radware Singapore Pte. Ltd.	Singapore
Radware Korea Ltd.	Korea
Radware Canada Inc.	Canada
Radware India Pvt. Ltd.	India
Kaalbi Technologies Private Ltd.	India
Radware China Ltd. 睿伟网络科技（上海）有限公司	China
Radware (Hong Kong) Limited	Hong Kong
Radyoos Media Ltd.*	Israel
Radware Canada Holdings Inc.	Canada
Radware Iberia, S.L.U.	Spain
Edgehawk Security Ltd.	Israel

* We currently hold 91% of the shares of this company which ceased its activities during 2017. All other listed subsidiaries are wholly owned.